Exhibit 99

Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 2014 First Quarter Net Income of $3.5 Million and Loan Growth of $23.5 Million
LOWELL, MA-(GlobeNewswire)-(April 17, 2014) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended March 31, 2014 of $3.5 million, an increase of $73 thousand, or 2%, compared to the same three-month period in 2013. Diluted earnings per share were $0.35 for both the three-month periods ended March 31, 2014 and March 31, 2013, respectively.

As previously announced on April 15, 2014, the Company declared a quarterly dividend of $0.12 per share to be paid on June 2, 2014 to shareholders of record as of May 12, 2014. The quarterly dividend represents a 4.3% increase over the 2013 dividend rate.

Chief Executive Officer Jack Clancy commented, “Our growth in the first three months of 2014 continued to be a result of our active community involvement, market expansion, comprehensive product and service offerings, and our dedicated employees. Loans have increased 10% since March 31, 2013 and deposits, excluding brokered deposits, have increased 8% over the same period.”
Mr. Clancy further stated, “This growth positions us well for 2014, as we look forward to developing and expanding our many new markets, including our newest markets in Lawrence, MA, and Nashua, NH. The ribbon cutting for our newly opened Nashua office, our fourth branch opened in under two years, was held in January and reflects our commitment to take advantage of market opportunities. Our branch openings have occurred at an accelerated pace in the last two years. These strategic openings are very positive investments towards building momentum for our future. Strategically, our focus in 2014 remains on organic growth while continually planning for our future by investing in our branch network, technology, progressive product capabilities and, most importantly, in our people.”
Founder and Chairman of the Board George Duncan commented, “Our 25th anniversary on January 3rd was a significant milestone. Our total assets exceeded $1.85 billion and total assets under management exceeded $2.6 billion at the end of the current quarter. This is our 98th consecutive profitable quarter. Our steady growth and accomplishments over the past quarter of a century are due in large part to the loyalty and support of the Bank’s original incorporators, investors, employees and customers. As an economic engine, we help drive our regional economy by providing funds to grow businesses and non-profits, create jobs, and make our communities better places to live and work.”

Results of Operations
The Company's growth has contributed to increases in net interest income and non-interest expenses in the first quarter of 2014 compared to the same period in the prior year. Net income for the three months ended March 31, 2014 was also impacted by a lower loan loss provision in the current year-to-date period, partially offset by a decrease in non-interest income due primarily to lower gains on loan sales in the first quarter of 2014.

Net interest income for the three months ended March 31, 2014 amounted to $16.9 million, an increase of $1.1 million, or 7%, compared to the same period in 2013. This increase in net interest income was primarily due to revenue generated from loan growth, mainly in commercial real estate loans, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $152.8 million for the three months ended March 31, 2014, compared to the same period in 2013. Net interest margin was 4.02% for the three months ended March 31, 2014 compared to 4.16% for the three months ended March 31, 2013, and was relatively consistent with the quarterly margin at December 31, 2013 of 4.04%.
The provision for loan losses amounted to $200 thousand and $783 thousand, respectively for the three months ended March 31, 2014 and 2013. In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the three months ended March 31, 2014 was $23.5 million, compared to $44.5 million during the same period in 2013. Total non-performing assets as a percentage of total assets declined to 0.92% at March 31, 2014, compared to 1.18% at March 31, 2013. For the three months ended March 31, 2014, the Company recorded net charge-offs of $995 thousand compared to $21 thousand for the three months ended March 31, 2013. The majority of the current charge-offs were previously allocated specific reserves on four commercial relationships for which management deemed collectability of amounts due was unlikely based on current realizable collateral values. This reduction in specific reserves contributed to the decline in the overall allowance to total loan ratio at March 31, 2014. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.69% at March 31, 2014 and 1.77% at December 31, 2013.
Non-interest income for the three months ended March 31, 2014 amounted to $3.5 million, a decrease of $160 thousand, or 4%, compared to the same three-month period in 2013. The decrease in non-interest income was primarily due to a decrease in gains on loan sales income due to a lower volume of mortgage origination activity in the first quarter of 2014 as a result of an increase in rates, as well as a decrease in "other income," due primarily to a lower level of gains on OREO sales in the current year-to-date period. These decreases were partially offset by increases in investment advisory income and deposit and interchange fees.

For the three months ended March 31, 2014, non-interest expense amounted to $14.8 million, an increase of $1.4 million, or 10%, over the same period in the prior year. Increased expenses related to salaries and benefits, occupancy and technology over the prior year were primarily due to the Company's strategic growth initiatives, including branch network and market expansion.

Key Financial Highlights

▪	Total assets were $1.87 billion at March 31, 2014 as compared to $1.85 billion at December 31, 2013, an increase of $15.3 million, or 1%.

▪	Total loans amounted to $1.55 billion at March 31, 2014, an increase of $23.5 million, or 2%, since December 31, 2013.

▪
Total deposits, excluding brokered deposits, were $1.59 billion at March 31, 2014 as compared to $1.58 billion at December 31, 2013, an increase of $9.0 million, or 1%. Brokered deposits were $85.1 million at March 31, 2014 and $51.6 million at December 31, 2013.

▪	Investment assets under management amounted to $675.3 million at March 31, 2014 as compared to $667.3 million at December 31, 2013, an increase of $7.9 million, or 1%.

▪	Total assets under management amounted to $2.61 billion at March 31, 2014, compared to $2.59 billion at December 31, 2013, an increase of $20.2 million, or 1%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 98 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,”“expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Cash and cash equivalents:
Cash and due from banks	$39,428	$41,362	$29,873
Interest-earning deposits	7,873	10,153	9,653
Fed funds sold	—	2,218	1,299
Total cash and cash equivalents	47,301	53,733	40,825
Investment securities at fair value	209,154	215,369	183,709
Federal Home Loan Bank stock	4,324	4,324	4,008
Loans held for sale	1,385	1,255	3,521
Loans, less allowance for loan losses of $26,172 at March 31, 2014, $26,967 at December 31, 2013 and $25,016 at March 31, 2013	1,521,397	1,497,089	1,379,144
Premises and equipment	29,597	29,891	28,096
Accrued interest receivable	6,388	6,186	6,113
Deferred income taxes, net	13,555	13,927	12,610
Bank-owned life insurance	16,010	15,902	15,559
Prepaid income taxes	—	443	—
Prepaid expenses and other assets	10,478	6,150	14,744
Goodwill	5,656	5,656	5,656
Total assets	$1,865,245	$1,849,925	$1,693,985
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$1,678,566	$1,635,992	$1,484,668
Borrowed funds	7,484	36,534	44,350
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	11,649	14,675	10,344
Income taxes payable	787	—	783
Accrued interest payable	263	565	301
Total liabilities	1,709,574	1,698,591	1,551,271
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 10,117,376 shares issued and outstanding at March 31, 2014 (including 161,316 shares of unvested participating restricted awards), 9,992,560 shares issued and outstanding at December 31, 2013 (including 170,365 shares of unvested participating restricted awards) and 9,808,108 shares issued and outstanding at March 31, 2013 (including 171,688 shares of unvested participating restricted awards)	101	100	98
Additional paid-in capital	54,339	52,936	49,103
Retained earnings	98,458	96,153	89,475
Accumulated other comprehensive income	2,773	2,145	4,038
Total stockholders’ equity	155,671	151,334	142,714
Total liabilities and stockholders’ equity	$1,865,245	$1,849,925	$1,693,985

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2014	2013
Interest and dividend income:
Loans and loans held for sale	$17,176	$16,373
Investment securities	1,022	810
Other interest-earning assets	33	10
Total interest and dividend income	18,231	17,193
Interest expense:
Deposits	1,001	1,034
Borrowed funds	22	46
Junior subordinated debentures	294	294
Total interest expense	1,317	1,374
Net interest income	16,914	15,819
Provision for loan losses	200	783
Net interest income after provision for loan losses	16,714	15,036
Non-interest income:
Investment advisory fees	1,104	1,016
Deposit and interchange fees	1,198	1,108
Income on bank-owned life insurance, net	108	116
Net gains on sales of investment securities	488	480
Gains on sales of loans	73	335
Other income	508	584
Total non-interest income	3,479	3,639
Non-interest expense:
Salaries and employee benefits	9,074	8,048
Occupancy and equipment expenses	1,696	1,571
Technology and telecommunications expenses	1,262	1,153
Advertising and public relations expenses	586	620
Audit, legal and other professional fees	349	414
Deposit insurance premiums	265	249
Supplies and postage expenses	264	237
Investment advisory and custodial expenses	138	126
Other operating expenses	1,191	1,036
Total non-interest expense	14,825	13,454
Income before income taxes	5,368	5,221
Provision for income taxes	1,862	1,788
Net income	$3,506	$3,433

Basic earnings per share	$0.35	$0.35
Diluted earnings per share	$0.35	$0.35

Basic weighted average common shares outstanding	10,030,111	9,715,174
Diluted weighted average common shares outstanding	10,119,266	9,790,472

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2014	At or for the year ended December 31, 2013	At or for the three months ended March 31, 2013

BALANCE SHEET AND OTHER DATA
Total assets	$1,865,245	$1,849,925	$1,693,985
Loans serviced for others	69,665	72,711	76,377
Investment assets under management	675,258	667,330	614,948
Total assets under management	$2,610,168	$2,589,966	$2,385,310

Book value per share	$15.39	$15.14	$14.55
Dividends paid per common share	$0.120	$0.460	$0.115
Total capital to risk weighted assets	11.39%	11.35%	11.41%
Tier 1 capital to risk weighted assets	10.04%	10.00%	10.09%
Tier 1 capital to average assets	8.58%	8.48%	8.67%
Allowance for loan losses to total loans	1.69%	1.77%	1.78%
Non-performing assets	$17,151	$18,460	$20,031
Non-performing assets to total assets	0.92%	1.00%	1.18%

INCOME STATEMENT DATA
Return on average total assets	0.77%	0.78%	0.84%
Return on average stockholders’ equity	9.28%	9.32%	9.87%
Net interest margin (tax equivalent)	4.02%	4.07%	4.16%